UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 24, 2007
REINSURANCE GROUP OF AMERICA, INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-11848 (Commission File Number)	43-1627032 (IRS Employer Identification Number)
1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017
(Address of principal executive offices)
Registrant’s telephone number, including area code: (636) 736-7000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 24, 2007, Reinsurance Group of America, Incorporated (“RGA”) and certain of its subsidiaries (Reinsurance Company of Missouri, Incorporated, RGA Reinsurance Company, RGA Life Reinsurance Company of Canada, RGA Reinsurance Company (Barbados) Ltd., RGA Americas Reinsurance Company, Ltd., RGA Worldwide Reinsurance Company, Ltd., RGA Global Reinsurance Company, Ltd. and RGA International Reinsurance Company Limited, and, together with RGA, the “Loan Parties”) entered into a credit agreement (the “Credit Agreement”) with a group of lenders named in the Credit Agreement (collectively, the “Lenders”). The Credit Agreement included Bank of America, N.A., as administrative agent, swing line lender and L/C Issuer, Wachovia Bank, National Association, as syndication agent, ABN Amro Bank, N.V., The Bank of New York, The Bank of Tokyo — Mitsubishi UFJ Ltd. New York Branch and KeyBank National Association, as co-documentation agents, and Banc of America Securities LLC and Wachovia Capital Markets, LLC, as co-lead arrangers. Under the Credit Agreement, RGA may borrow and may obtain letters of credit for general corporate purposes for its own account or the account of the other Loan Parties, in United States Dollars, Euros, British Sterling, Japanese Yen, or Canadian Dollars with an overall credit facility amount of up to $750.0 million.
     Below is a listing of the respective commitments of the participating banking institutions under the Credit Agreement:

Banking Institution	Commitment

Bank of America, N.A.	$85,000,000

Wachovia Bank, National Association	$85,000,000

ABN AMRO Bank, N.V.	$65,000,000

The Bank of New York	$65,000,000

The Bank of Tokyo-Mitsubishi, UFJ Ltd. New York Branch	$65,000,000

KeyBank National Association	$65,000,000

Landesbank Hessen-Thüringen New York Branch	$50,000,000

Société Générale	$50,000,000

Calyon New York Branch	$40,000,000

Mizuho Corporate Bank, Ltd.	$35,000,000

Credit Suisse, Cayman Islands Branch	$25,000,000

Deutsche Bank AG New York Branch	$25,000,000

Morgan Stanley Bank	$25,000,000

UBS AG, Stamford Branch	$25,000,000

Wells Fargo Bank, National Association	$25,000,000

Royal Bank of Canada	$20,000,000

Total	$750,000,000.00

The Credit Agreement replaced the Credit Agreement, dated as of September 29, 2005, among RGA and a bank syndicate (the “Former Credit Agreement”), which was scheduled to expire on September 29, 2010 and provided RGA the ability to borrow up to $300.0 million, and certain of the Loan Parties the ability to obtain letters of credit, with an overall credit facility amount of up to $600.0 million. On September 24, 2007, RGA had no borrowings outstanding under the Former Credit Agreement and approximately $140 million of letters of credit issued under the Former Credit Agreement, and those letters of credit were replaced with letters of credit issued under the Credit Agreement. As of the date of this filing, no early termination penalties have been incurred by RGA in connection with the termination of the Former Credit Agreement. A description of the material terms and conditions of the Former Credit Agreement is contained in Note 14 — Debt and Trust Preferred Securities to RGA’s consolidated financial statements as of and for the year ended December 31, 2006 included in RGA’s Annual Report on Form 10-K for the year ended December 31, 2006.
RGA may borrow, repay and reborrow amounts under the Credit Facility from time to time until the expiration of the Credit Facility on September 24, 2012, on which date all of the outstanding principal and accrued and unpaid interest will become due. The Credit Facility may be increased, at RGA’s election, to provide for up to an additional $100.0 million of borrowings and letters of credit under the terms set forth in the Credit Agreement. Voluntary prepayments and commitment reduction under the Credit Facility are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement.
The interest rate on each loan made under the Credit Agreement will be an applicable margin, as determined in accordance with a pricing grid plus (i) the LIBOR rate, or (ii) the base rate, which is the higher of (a) the prime rate as announced by Bank of America and (b) the Federal Funds Rate plus 0.5%. RGA may select interest periods of one, two, three or six months for LIBOR rate loans, subject to availability. LIBOR rate loans will be available on three business days’ notice, and alternative base rate loans will be available on the date requested. Longer notice periods apply for loans denominated in currencies other than United States Dollars. Interest will be payable at least quarterly, and at the end of each interest period. RGA will also pay (i) a facility fee at a rate that varies with RGA’s long-term debt ratings and that is calculated on the aggregate amount of the commitments under the Credit Facility, (ii) during any period in which more than 50% of the commitments are borrowed, a utilization fee on the outstanding amount, (iii) letter of credit fees calculated on the aggregate amount of undrawn letters of credit and (iv) certain other fees incurred by the Lenders. During an event of default, interest accrues at a rate equal to two percent above the interest rates otherwise applicable to each loan outstanding under the Credit Agreement at that time.

The Credit Agreement is unsecured but contains affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, indebtedness, guarantees, liens, asset dispositions, merger or consolidation, the issuance and disposition of stock of certain subsidiaries, maximum consolidated indebtedness and minimum capitalization. The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable), including, among other things the non-payment of principal, interest and fees, breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events and material judgments. An event of default would permit the Lenders to require immediate payment of all amounts due under the Credit Agreement, including principal and accrued interest, terminate their commitments and enforce any and all rights, subject to cure provisions, where applicable. Additionally, the Credit Agreement contains cross-acceleration provisions, which would make outstanding borrowings under the Credit Agreement immediately payable in the event of non-payment of other material indebtedness when demanded, and any other event which results in the acceleration of the maturity of material indebtedness.
The Credit Agreement also provides that upon the occurrence of a change of control (as defined in the Credit Agreement), (i) one or more Lenders may withdraw from the Credit Facility, and (ii) if agreed upon by a majority of the Lenders under certain circumstances dependent on the credit rating of a new person taking control, all of the Lenders may elect to either not make additional credit advances (loans or the issuance of additional letters of credit) or to require termination of the Credit Facility and prepayment of all outstanding amounts owing thereunder.
Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with RGA and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the Lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.
The foregoing description is only a summary and is qualified in its entirety by the Credit Agreement. Since the terms of the Credit Agreement may differ from the general information contained herein, you should only rely on the actual terms of the Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement
Information concerning termination of the Former Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Information concerning the amounts for which RGA has become obligated under the Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d)      Exhibits.
See exhibit index.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED
Date: September 26, 2007	By:	/s/ Jack B. Lay
Jack B. Lay
Senior Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 24, 2007, among Reinsurance Group of America, Incorporated and certain of its subsidiaries, the lenders named therein, Bank of America, N.A., as administrative agent, swing line lender and L/C Issuer, Wachovia Bank, National Association, as syndication agent, ABN Amro Bank, N.V., The Bank of New York, The Bank of Tokyo — Mitsubishi UFJ Ltd. New York Branch and KeyBank National Association, as co-documentation agents, and Banc of America Securities LLC and Wachovia Capital Markets, LLC, as co-lead arrangers.